CNX RESOURCES CORPORATION
AMENDED AND RESTATED EQUITY AND INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (this “Agreement”) is dated as of the grant date (the “Grant Date”) set forth on Exhibit A and is between CNX Resources Corporation, a Delaware corporation (the “Company”), and the individual to whom the Compensation Committee of the Board of Directors (the “Committee”) of the Company has made this Performance Award and whose name is set forth on Exhibit A (the “Participant”).
The Company has established the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its shareholders by (i) attracting and retaining Eligible Directors, officers and other employees of the Company and its Affiliates, and certain Consultants to the Company and its Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Unless the context otherwise requires, all capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.
Pursuant to the provisions of the Plan, the Committee has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company, and has authorized the execution and delivery of this Agreement.
Agreement

1.Performance Share Unit Award. Subject to and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, the Company hereby grants a Performance Award to the Participant in the form of performance share units (the “Performance Share Units”) with the target number set forth on Exhibit A. Each Performance Share Unit awarded under this Agreement shall represent a contingent right to receive one share of the Company’s common stock as described more fully herein, to the extent such Performance Share Unit is earned and becomes payable pursuant to the terms of this Agreement. Notwithstanding, Performance Share Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purposes of calculating the value of benefits, if any, to be paid under this Agreement.
2.Performance Period. The “Performance Period” means the performance period as set forth on Exhibit A.
3.Performance Goals of the Performance Share Units. Subject to the provisions of this Agreement, the total number of Performance Share Units awarded to Participant will be earned (at a maximum award level of 100% of the target number of Performance Share Units awarded), if the performance measures set by and on file with the Committee are satisfied (each, a “Performance Goal”); provided, however, that the Committee has sole discretion to determine whether the Performance Goals, as defined, are met, and provided, further, that the Award will only become payable, except as otherwise provided herein or in another agreement between the Participant and the Company, if the Participant remains an employee of the Company and its subsidiaries through the Payment Date or the CiC Payment Date, as applicable. As a condition to receiving this Award, Participant agrees that all determinations made by the Committee are final and conclusive.

4.Issuance and Distribution.
4.1After the end of the Performance Period and prior to the commencement of the payment of Shares relating to the Award, the Committee shall certify in writing the extent to which the Performance Goals and any other material terms of this Agreement have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.
4.2Subject to the terms and conditions of this Agreement, Performance Share Units earned by the Participant (to the extent not previously settled) will be settled and paid in shares of the Company’s common stock in the first calendar year immediately following the end of the Performance Period on a date determined in the Committee’s discretion, but in no event later than March 15th of such year, subject to Participant’s satisfaction of all applicable income and employment withholding taxes (the “Payment Date”).
4.3Notwithstanding any other provision of this Agreement, in the event of a Change in Control, as defined in Section 16 of the Plan, the Performance Goals will be deemed to have been achieved (and the Performance Share Units will be deemed vested) at the target award level,1 the value of such units will be settled (to the extent not previously settled), on the closing date of the Change in Control transaction (the “CiC Payment Date”); provided, further, in the event of a Change in Control, Performance Share Units may, in the Committee’s discretion, be settled in cash and/or securities or other property.2
4.4The Participant is required to hold, and not sell, transfer or otherwise dispose of fifty percent (50%) of the shares issued to the Participant following the vesting of the Performance Share Units (after accounting for the payment of any related taxes in connection with the vesting of the Performance Share Units) until the earlier of (i) ten (10) years from the Grant Date; or (ii) the Participant’s attainment of age sixty-two (62).
4.5Notwithstanding any other provision of this Agreement, settlement will occur in all events within the short-term deferral period specified in Treas. Reg. Section 1.409A-(b)(4).
5.Dividends. Each Performance Share Unit will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional units. These additional units shall be deemed to have been purchased on the record date for the dividend using the closing stock price per share of the Company’s common stock as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Agreement applicable to Performance Share Units.
6.Change in Participant’s Status. In the event the Participant Separates from Service (i) on account of death or Disability or (ii) by action taken by the Company (including any Affiliate) without Cause and after a decision by the Company’s Chief Executive Officer, in his or her sole and absolute discretion with respect to non-Section 16 employees, that such Separation from Service without Cause qualifies for special vesting treatment hereunder (a “Qualifying Separation from Service without
1 Section 16 of the Plan requires that a Change in Control qualifies as a “Change in Control” event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i).
2 For the avoidance of doubt, the sale of any Affiliate of the Company shall not constitute a Change in Control for purposes of this Agreement.

Cause”)3, prior to any Payment Date or the CiC Payment Date, as applicable, the Participant shall be entitled to retain the Performance Share Units and receive payment therefore to the extent earned and payable pursuant to the provisions of this Agreement. Except as otherwise provided herein or in another agreement between the Participant and the Company, in the event the Participant Separates from Service for any other reason, including, but not limited to, by the Participant voluntarily, or by the Company (including any Affiliate) with Cause or without Cause (other than in connection with a Qualifying Separation of Service without Cause), prior to any Payment Date or the CiC Payment Date, as applicable, the Performance Share Units awarded to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate. Any payments due a deceased Participant shall be paid to his or her estate as provided herein after the end of the Performance Period.
7.Tax Consequences/Withholding.
7.1It is intended that: (i) the Participant’s Performance Share Units shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Sections 409A and 3121(v)(2) of the Code; and (ii) the Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.
7.2Participant acknowledges that any income for federal, state, local or foreign tax purposes, including payroll taxes, that the Participant is required to recognize on account of the vesting of the Performance Share Units and/or issuance of the Shares under this Award to Participant shall be subject to withholding of tax by the Company. Participant must pay all applicable taxes when due. The Company will automatically withhold from the total number of Shares deliverable to Participant upon the applicable payment date, the number of Shares having a Fair Market Value equal to the minimum statutory tax withholding requirements (or as otherwise approved by the Board or the Committee) as determined in accordance with the Plan. In the event of any remaining tax balance, Participant will be required to deliver a check for that amount payable to the Company before the Shares are deposited into Participant’s plan account.
7.3This Agreement is intended to comply with, or be excepted from coverage under, Section 409A of the Code and the regulations promulgated thereunder and shall be administered, interpreted and construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Notwithstanding, Section 409A of the Code may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Agreement or the Plan shall be construed to obligate any member of the Committee or Board, the Company or any Affiliate (or its employees, officers or directors) for any such taxes or other charges.
8.Non-Competition.
8.1The Participant hereby agrees that this Section 8 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company’s trade secrets, valuable confidential business and professional information, substantial relationships with
3 In the case of Participants who are “officers” of the Company (as defined by Rule 16a-1(f) of the Exchange Act as determined by the Board and/or the Committee), the Committee must approve any decision to allow an Award to vest in this circumstance.

prospective and existing customers and clients, and specialized training provided to the Participant and other employees of the Company. The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that during the term of Participant’s employment and for a period of 2 years after the termination thereof (the “Restriction Period”):
(a)The Participant will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conducted business;
(b)The Participant will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Affiliates;
(c)The Participant will not directly or indirectly induce any employee of the Company or any of its Affiliates to: (1) engage in any activity or conduct which is prohibited pursuant to subparagraph 8.1(a); or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Participant will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months; and
(d)The Participant will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (a) — (c) above.
Notwithstanding the foregoing, if the Restriction Period set forth herein is shorter in duration following Participant’s termination of employment with the Company and its Affiliates than in any other prior Award Agreement, the Restriction Period set forth herein shall be the Restriction Period for all such prior Award Agreements and related Awards. Similarly, if the Restriction Period is longer in this Agreement than in prior Award Agreements, the Restriction Period set forth in such prior Award Agreements and related Awards shall be amended hereby and have the same applicable Restriction Period following Participant’s termination of employment with the Company and its Affiliates as set forth herein (and the Participant shall be deemed to have consented to such amendment by executing this Agreement).
8.2It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 8 shall be extended by any amount of time that the Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.

9.Confidential Information and Trade Secrets. The Participant and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participant will not at any time during or after the Participant’s employment with the Company (including any Affiliate) disclose or use for such Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of such Participant’s breach of this covenant. The Participant agrees that upon termination of employment with the Company (including any Affiliate) for any reason, the Participant will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Participant may retain personal notes, notebooks and diaries. The Participant further agrees that the Participant will not retain or use for the Participant’s own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such event, give prior notice to the Company of your intent to disclose proprietary confidential information so as to allow the Company an opportunity (which you shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.
Notwithstanding the foregoing, nothing in this Agreement is intended to restrict, prohibit, impede or interfere with the Participant providing information to, or from reporting possible violations of law or regulation to, any governmental agency or entity, from participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, or from making other disclosures that are protected under state or federal law or regulation, engaging in any future activities protected under statutes administered by any government agency (including but not limited, to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), or from receiving and retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government-administered whistleblower award program.  The Participant does not need the prior authorization of the Company to make such reports or disclosures.  The Participant is not required to notify the Company that he or she has made any such reports or disclosures. The Company nonetheless asserts, and does not waive, its attorney-client privilege over any information appropriately protected by the privilege.
10.Remedies/Forfeiture.
10.1The Participant acknowledges that a violation or attempted violation on the Participant’s part of Sections 8 and/or 9 will cause irreparable damage to the Company and its Affiliates, and the Participant therefore agrees that the Company and its Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participant or the Participant’s employees, partners or agents. The

Participant agrees that such right to an injunction is cumulative, in addition to whatever other remedies the Company (including any Affiliate) may have under law or equity and to the Participant’s obligations to make timely payment to the Company as set forth in Section 10.2 of this Agreement. The Participant further acknowledges and agrees that the Participant’s Performance Share Units shall be cancelled and forfeited without payment by the Company if the Participant breaches any of his obligations set forth in Sections 8 and 9 herein.
10.2At any point after becoming aware of a breach of any obligation set forth in Sections 8 and 9 of this Agreement, the Company shall provide notice of such breach to the Participant. By agreeing to receive the Performance Share Units pursuant to this Agreement, the Participant agrees that within ten (10) days after the date the Company provides such notice, the Participant shall pay to the Company in cash an amount equal in value to any and all distributions paid to or on behalf of such Participant under this Agreement after the date that was six (6) months prior to the date of the earliest breach. The Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Agreement, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from the Participant’s breach of the obligations set forth in Sections 8 and/or 9. The Participant agrees that timely payment to the Company as set forth in this provision of this Agreement is reasonable and necessary because the compensatory damages that will result from breaches of Sections 8 and/or 9 cannot readily be ascertained. Further, the Participant agrees that timely payment to the Company as set forth in this provision of this Agreement is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 10.
11.Assignment/Nonassignment.
11.1The Company shall have the right to assign this Agreement, including without limitation Sections 8 and/or 9, and the Participant agrees to remain obligated by all provisions of this Agreement that are assigned to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Agreement.
11.2The Performance Share Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt by the Participant to Transfer the Performance Share Units in violation of the terms of this Agreement shall render the Performance Share Units null and void, and result in the immediate forfeiture of such Performance Share Units, without payment by the Company.
12.Impact on Benefit Plans. Payments under this Agreement shall not be considered as earnings for purposes of the Company’s and/or Affiliate’s qualified retirement plans or any other retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.
13.Successors; Changes in Stock. The obligation of the Company under this Agreement shall be binding upon the successors and assigns of the Company. If a dividend or other distribution shall be declared upon the Company’s common stock payable in Shares, the target number of Performance Share Units shall be adjusted by adding thereto the number of Performance Share Units which would have been distributable thereon if such shares and Performance Share Units had been actual Shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution. In the event of any spin-off, split-off or split-up, dividend in property other than cash, recapitalization or other change in the capital structure of the Company, or any merger, consolidation, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or any other corporate transaction or event having an effect similar to any of the foregoing, or extraordinary distribution to shareholders of the Company’s common stock, the Performance Share Units and the Performance Goals shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.
In the case of a Change in Control, any obligation under this Agreement shall be handled in accordance with the terms of Section 4 hereof. In any case not constituting a Change in Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the Performance Share Units constituting the Award shall be calculated based on the closing price per share of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each Performance Share Unit constituting the Award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding Share shall be so changed or for which each such Share shall be exchangeable, and (iii) the Share on which the Performance Goals are based shall be appropriately and equitably adjusted, provided any such adjustments shall be consistent with Section 409A of the Code. In the case of any such adjustment, the Performance Share Units shall remain subject to the terms of the Agreement.
14.Governing Law, Jurisdiction, and Venue.
14.1This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.
14.2The Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action or proceeding arises under contract, tort, equity or otherwise). The Participant hereby irrevocably waives any objection which the Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.
14.3Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.
14.4Provided that the Company commences any such action or proceeding in the courts identified in Section 14.3, the Participant irrevocably waives the Participant’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. The Participant agrees to reimburse the Company for all of the attorneys’ fees and costs it incurs to oppose the Participant’s efforts to challenge or object to litigation proceeding in the courts identified in Section 14.3 with respect to actions arising out of or relating to this Agreement (whether such actions arise under contract, tort, equity or otherwise).
15.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16.Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
17.Funding. This Agreement is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Agreement or the Plan and no action taken pursuant to the provisions of this Agreement or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent the Participant acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.
18.Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.
19.Awards Subject to Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
20.Amendment or Termination of this Agreement. This Agreement may be modified, amended, suspended or terminated by the Committee at any time; provided, however, that no modification, amendment, suspension or termination of the Plan or this Agreement shall adversely affect the material rights of the Participant under this Agreement without the consent of such Participant. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Agreement or a Performance Share Unit award, or take any other action it deems necessary or advisable, to cause the Agreement to comply with Section 409A of the Code (or an exception thereto). Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Company, and the Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Agreement document.
21.Entire Agreement. Except as otherwise provided in this Agreement or in any other agreement between the Participant and the Company, this Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between the Participant and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.
22.Clawback. The Participant acknowledges and agrees that the terms and conditions set forth in the CNX Resources Corporation Amended and Restated Executive Compensation Clawback Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in this Agreement by reference. To the extent the Clawback Policy is applicable to the Participant, it creates additional rights for the Company with respect to certain Awards and other applicable compensation, including, without limitation, annual cash incentive compensation awards granted to the Participant under the CNX Resources Corporation Executive Annual Incentive Plan (as Amended and Restated), or any successor plan. Notwithstanding any provisions in this Agreement to the contrary, certain Awards granted under the Plan and such other applicable compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting an Award under the Plan and pursuant to this Agreement, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup an Award, any gains or earnings related to an Award, or any other applicable compensation, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
23.Proprietary Information and Invention Assignment.
Participant acknowledges receipt of the Company Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B, which is an integral part of this Agreement and expressly incorporated herein by reference. By electronically accepting this Agreement and agreeing to receive the Performance Share Units, Participant agrees to all terms, conditions and obligations of the Company Proprietary Information and Invention Assignment and further agrees that notwithstanding any provision in this Agreement to the contrary, the Performance Share Unit Award shall be subject to the terms and conditions of the Company Proprietary Information and Invention Assignment.
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IN WITNESS WHEREOF, by electronically accepting this agreement, you become an undersigned party and have executed this Agreement on the day and year of your acceptance. This Agreement may be executed in more than one counterpart, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

CNX RESOURCES CORPORATION

                            Nicholas J. DeIuliis

Exhibit A

Name of Participant:        /$ParticipantName$/

Grant Date:            /$GrantDate$/

Performance Share Units:    /$AwardsGranted$/

Vesting Schedule:

/$VestingSchedule$/

Exhibit B

PROPRIETARY INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT (“Agreement”)

In consideration of my further employment with CNX Resources Corporation and/or its affiliates (collectively referred to as the “Company”), and in consideration of the Performance Share Unit Award, I hereby represent to, and agree with, the Company as follows:
1.Company Ownership of Confidential Information. I understand that the Company is engaged in a continuous program of research, development, production, and marketing in connection with its business and that, as an essential part of my employment with the Company, I may receive, have access to or otherwise create or contribute to valuable Confidential Information. The term “Confidential Information” includes, but is not limited to, all trade secrets, know-how, intellectual property, and other confidential, nonpublic or proprietary information of the Company. Confidential Information includes, by way of example only, any information derived from or disclosing in any way reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, records relating to past service provided to customers, financial information, business plans, prospects, inside information (including, by way of example only, information regarding financial performance, earnings, existing products, new products, business strategies, and personnel), projections, proprietary processes and know-how, client lists, product development information, information relating to possible business acquisitions, divestitures or other material business transactions and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials, or information. All Confidential Information shall remain the sole and exclusive property of the Company. I shall obtain no rights whatsoever, whether under applicable patent, copyright, trade secret laws or otherwise, in such Confidential Information.
2.Disclosure of All Intellectual Property. I will promptly disclose, in writing and in confidence to the General Counsel of the Company, without additional compensation, all Intellectual Property. The term “Intellectual Property” shall include all inventions, ideas, concepts, improvements, compositions of matter, discoveries, trade secrets, works of authorship (including software, computer programs, drawings, designs, reports, computations, calculations, working papers, writings, original works of authorship, and documents of any kind), computer programs, formulae, databases, service marks, processes, business plans and strategy, data, materials, know-how, patents and patent applications, designs, copyrights, trademarks, and all other legally protectable results of intellectual effort, whether developed, owned by or licensed to a party, and whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment and for a period of one year thereafter, whether or not produced in the course of my employment. Intellectual Property includes but is not limited to Confidential Information. I represent that I have not conceived, created or reduced to practice any Intellectual Property except as otherwise disclosed to the Company in accordance with this Agreement.
3.Company Ownership of All Intellectual Property. I agree that all Intellectual Property that (a) is developed using equipment, computers, supplies, facilities or trade secrets of the Company, (b) results from work performed by me for the Company, and/or (c) relates to the Company's business or current or anticipated research and development shall automatically be the sole property of the Company, and I will treat such Intellectual Property as being held for the sole benefit of the Company. I also acknowledge that all such works of authorship, to the extent copyrightable, are "works made for hire" as that term is defined in the United States Copyright Act. Any Intellectual Property which I may claim to have been conceived by me, solely or jointly, within one year after the termination of employment with the Company shall be presumed to have been made during such employment unless I clearly and convincingly prove otherwise. I agree to transfer and assign to the Company—and hereby do irrevocably transfer and assign to the Company—all patents, patent applications, copyrights, mask works, trade secrets, trademarks, service marks, and other rights in any Intellectual Property.
4.Agreement to Assist. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secrets and other legal protections for the Company's Intellectual Property in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining, enforcing or defending such patents, copyrights, mask work rights, trade secrets and other legal protections. I appoint the General Counsel of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I also agree to assist in the prosecution of any infringement or misappropriation actions to enforce any rights in the Intellectual Property, including by making myself available for consultation, deposition, or trial, and otherwise assisting in the defense of any challenges to the validity or enforceability of any Intellectual Property, including any cancellation proceeding, interference proceedings or post grant proceedings. My obligations under this paragraph will continue beyond the termination of my employment with the Company.
5.Treatment of Confidential Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to or otherwise learned by me during my employment. At all times, both during my employment and after its termination, I will maintain the confidentiality of all Confidential Information in strict confidence and trust, and other than in the course of performing my job duties, I will not use or disclose any Confidential Information, regardless of whether it was created by the Company or another entity (such as a customer), and that I will not divulge the Confidential Information without the prior written consent of the Company. In the event I am required by any tribunal, state or federal court, administrative body or agency, by oral questions, subpoena, civil or criminal investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, I agree to provide Company with prompt notice of such demand so that Company may seek an appropriate protective order and/or waive compliance with such demand. I acknowledge that pursuant to 18 U.S.C. §1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that nothing in this Agreement prevents me from reporting, in confidence, potential violations of law to relevant governmental authorities, to my attorney, or to a court. I understand that all documents (including written documents, electronic documents, computer records, facsimile and e-mail) and materials created, received or transmitted by me while employed by the Company or in connection with my work or using Company facilities are presumptively Company property and subject to inspection by the Company at any time.
6.Return of Confidential Information. Within 3 days of termination of my employment with the Company (or at any time when requested by the Company), I will deliver to the Company, without making or retaining any copies thereof, all documents and materials of any nature pertaining to my work with the Company. I agree to search for and, after providing the Company with a copy of any materials found, delete all nonpublic Company information from my personal electronic storage devices, including but not limited to laptops, tablets, phones, and flash drives. I will provide written certification of my compliance with this Agreement in the form provided to me by (or satisfactory to) the Company. Under no circumstances following my termination will I have in my possession, custody, or control any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.
7.Obligation to Keep Company Informed. During the period of my employment and for 1 year after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Intellectual Property created, authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within 1 year after termination of my employment. At the time of each such disclosure, I will advise the Company in writing of any Intellectual Property that I believe fully qualifies for protection; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.
8.Previous Agreement and Information Belonging to Others. I understand that it is the Company's policy to respect the intellectual property rights of others. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, confidential information, or similar agreement with any former employer or other party. I will not bring with me to the Company or use in the performance of my duties for the Company any information, documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Company, nor will I induce any other person to perform such acts.
9.Prohibition Against Research or Business Activity for Others. During the period of my employment, I will not engage in any research or business activity that relates to the Company's business or current or anticipated research and development for any other person or firm without first obtaining the Company's written consent.
10.Notification. I hereby authorize the Company to, and I agree that I will, notify my future employers of the terms of this Agreement and my responsibilities under it.
11.Injunctive Relief. I understand that a breach of this Agreement by me would cause irreparable harm, and the Company will therefore be entitled to court orders to enforce this Agreement.
12.Governing Law. This Agreement will be governed and interpreted in accordance with the internal laws of the State of Pennsylvania, excluding that body of law governing conflicts of law.
13.No Duty To Employ. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time, and does not change the at-will nature of my employment.
14.Waiver and Partial Enforcement. The waiver by the Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach by me. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. If any restrictive provision of this Agreement is found by a court to be unenforceable as written, it shall nevertheless be enforced to the maximum extent permitted by law.
15.Sole Agreement. I have read and understood and hereby agree to be bound by this Agreement. In signing this Agreement, I am not relying, and have not relied, upon any representation(s) by the Company except as expressly contained in this Agreement. This Agreement represents the entire agreement between me and the Company with respect to its subject matter, superseding all previous oral or written communications, representations, or agreements. This Agreement may be modified only by a duly authorized and executed writing.
16.Binding Effect. This Agreement shall bind me as well as my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company and its successors and assigns. I UNDERSTAND THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. I HAVE HAD THE OPPORTUNITY TO SEEK COUNSEL OF MY CHOOSING IN CONNECTION WITH THIS AGREEMENT. I AM SATISFIED THAT I UNDERSTAND THIS DOCUMENT COMPLETELY.